Exhibit 10.2

SECOND AMENDMENT TO THE

TWO RIVER COMMUNITY BANK

SUPPLEMENTAL EXECUTIVE RETIEMENT AGREEMENT

THIS SECOND AMENDMENT is adopted this 30th day of September 2016, by and between Two River Community Bank (the “Employer”), and A. Richard Abrahamian (the “Executive”).

The Employer and the Executive executed a Supplemental Executive Retirement Agreement January 1, 2012 and one subsequent amendment thereto (collectively, the “Agreement”). The Employer and the Executive now wish to amend the Agreement to clarify the amount of benefits to be paid to the Executive.

Now, therefore, the Employer and Executive agree as follows.

Sections 2.2, 2.3, 2.4 and 2.5. of the Agreement shall be deleted and replaced by the following:

2.2     Early Termination Benefit. If Early Termination occurs, the Employer shall pay the Executive the annual benefit shown on Schedule A for the Plan Year ending immediately prior to Separation from Service. Additionally, this benefit amount shall be increased by a pro-rated amount relative to the Executive’s service during the partial Plan Year in which Separation from Service takes place. The annual benefit will be paid in equal monthly installments commencing the month following Separation from Service and continuing for fifteen (15) years. This benefit will be in lieu of any other benefit under this Agreement.

2.3     Disability Benefit. In the event the Executive suffers a Disability prior to Normal Retirement Age the Employer shall pay the Executive the annual benefit shown on Schedule A for the Plan Year ending immediately prior to Disability. Additionally, this benefit amount shall be increased by a pro-rated amount relative to the Executive’s service during the partial Plan Year in which Disability takes place. The annual benefit will be paid in equal monthly installments commencing the month following Normal Retirement Age and continuing for fifteen (15) years. This benefit will be in lieu of any other benefit under this Agreement.

2.4    Change in Control Benefit. If a Change in Control occurs while the Executive is a full-time employee of the Employer, the Employer shall pay the Executive the annual benefit shown on Schedule A for the Plan Year ending immediately prior to Separation from Service. Additionally, this benefit amount shall be increased by a pro-rated amount relative to the Executive’s service during the partial Plan Year in which Separation from Service takes place. The annual benefit will be paid in equal monthly installments commencing the month following Separation from Service and continuing for fifteen (15) years. This benefit will be in lieu of any other benefit under this Agreement.

2.5     Death Prior to Separation from Service and Normal Retirement Age. In the event the Executive dies prior to Separation from Service and Normal Retirement Age, the Employer shall pay the Beneficiary the annual benefit shown on Schedule A for the Plan Year ending immediately prior to the Executive’s death. Additionally, this benefit amount shall be increased by a pro-rated amount relative to the Executive’s service during the partial Plan Year in which the Executive’s death takes place. The annual benefit will be paid in equal monthly installments commencing the month following the Executive’s death and continuing for fifteen (15) years. This benefit will be in lieu of any other benefit under this Agreement.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Employer have signed this Second Amendment.

Executive	Employer

/s/ A. RICHARD ABRAHAMAIAN	By:	/s/ WILLIAM D. MOSS
A. Richard Abrahamian	Title:	President and Chief Executive Officer